September 2012 Issuer Free Writing Prospectus Registration Statement No. 333-178960 Dated September 17, 2012 Filed pursuant to Rule 433

Structured Investments

Opportunities in U.S. Equities

Contingent Income Auto-Callable Securities due September 30, 2019

$• Based on the Performance of the Russell 2000® Index

Contingent Income Auto-Callable Securities (the “securities”) offer the opportunity for investors to earn a quarterly contingent payment with respect to each determination date on which the index closing value is greater than or equal to 65% of the initial index value, which we refer to as the downside threshold level. In addition, if the index closing value is greater than or equal to the initial index value on any redemption determination date, the securities will be automatically redeemed or repaid at maturity, as applicable, for a cash payment per security equal to the stated principal amount and the contingent payment. However, if on any redemption determination date the index closing value is less than the initial index value, the securities will not be redeemed. If on any determination date the index closing value is less than the downside threshold level, you will not receive any contingent payment for that quarterly period. As a result, investors must be willing to accept the risk of not receiving any contingent payment and also the risk of receiving a cash payment at maturity that is significantly less than the stated principal amount of the securities and could be zero, which will occur if the securities are not redeemed prior to maturity and the index closing value is below the downside threshold level on the final determination date, in which case investors will be exposed to the full decline in the underlying index. Accordingly, the securities do not guarantee any return of principal at maturity. Investors will not participate in any appreciation of the underlying index. The securities are unsubordinated, unsecured debt obligations issued by UBS AG, and all payments on the securities are subject to the credit risk of UBS AG.

SUMMARY TERMS
Issuer:	UBS AG, London Branch
Underlying index:	Russell 2000® Index (Bloomberg Ticker: “RTY”)
Aggregate principal amount:	$
Stated principal amount:	$1000.00 per security
Issue price:	$1000.00 per security (see “Commissions and issue price” below)
Pricing date:	Approximately September 25, 2012
Original issue date:	Approximately September 28, 2012 (3 business days after the pricing date)
Maturity date:	September 30, 2019 subject to adjustments for certain market disruption events and as described under “General Terms of the Securities — Maturity Date” in the accompanying product supplement.
Early redemption:	If, on any redemption determination date, the index closing value is greater than or equal to the initial index value, the securities will be automatically redeemed for an early redemption amount on the related early redemption date.
Early redemption amount:	The early redemption amount will be an amount equal to (i) the stated principal amount plus (ii) the contingent payment with respect to the related determination date.
Redemption determination dates:	Annually, on the 25th day of each September, beginning September 25, 2013 and ending September 25, 2019; subject to postponement for non-trading days and certain market disruption events (as described under “General Terms of the Securities — Redemption Determination Dates” and “— Market Disruption Events” in the product supplement).
Early redemption dates:	Annually, on the third business day following each scheduled redemption determination date, subject to postponement for non-trading days and certain market disruption events (as described under “General Terms of the Securities — Early Redemption Dates” and “— Market Disruption Events” in the product supplement).
Contingent payment:	•	If, on any determination date, the index closing value or the final index value is greater than or equal to the downside threshold level, we will pay a quarterly contingent payment of $17.50 to $20.00 (7.00% to 8.00% per annum of the stated principal amount) per security on the related contingent payment date. The actual quarterly contingent payments will be determined on the pricing date.
	•	If, on any determination date, the index closing value or the final index value is less than the downside threshold level, no contingent payment will be made with respect to that determination date.
Determination dates:	December 26, 2012, March 25, 2013, June 25, 2013, September 25, 2013, December 26, 2013, March 25, 2014, June 25, 2014, September 25, 2014, December 26, 2014, March 25, 2015, June 25, 2015, September 25, 2015, December 28, 2015, March 28, 2016, June 27, 2016, September 26, 2016, December 27, 2016, March 27, 2017, June 26, 2017, September 25, 2017, December 26, 2017, March 26, 2018, June 25, 2018, September 25, 2018, December 26, 2018, March 25, 2019, June 25, 2019 and September 25, 2019 subject to postponement for non-trading days and certain market disruption events (as described under “General Terms of the Securities — Determination Dates”, ” — Final Determination Date” and “— Market Disruption Events” in the product supplement). We also refer to September 25, 2019 as the final determination date.
Contingent payment dates:	With respect to each determination date other than the final determination date, the third business day after the related determination date. The payment of the quarterly contingent payment, if any, with respect to the final determination date will be made on the maturity date.
Payment at maturity:	•	If the final index value is greater than or equal to the downside threshold level:	Cash payment per security equal to (i) the stated principal amount plus (ii) the quarterly contingent payment with respect to the final determination date
	•	If the final index value is less than the downside threshold level:	Cash payment less than the principal amount, resulting in a loss on your initial investment that is equal to the stated principal amount plus (i) the stated principal amount multiplied by (ii) the index performance factor
Index performance factor:	The difference between the final index value and the initial index value divided by the initial index value
Downside threshold level:	•, which is equal to 65% of the initial index level
Initial index value:	•, which is equal to the index closing value on the pricing date
Final index value:	The index closing value on the final determination date
CUSIP:	902674LM0
ISIN:	US902674LM03
Listing:	The securities will not be listed on any securities exchange.
Agent:	UBS Securities LLC
Commissions and issue price:	Price to Public(1)	Fees and Commissions(1)	Proceeds to Issuer
Per security	100%	3.50%	96.50%
Total	$	$	$

(1)	UBS Securities LLC, acting as agent for UBS AG, will receive a fee of $35.00 per $1000.00 stated principal amount of securities and will pay the entire fee to Morgan Stanley Smith Barney LLC as a fixed sales commission of $35.00 per $1000.00 stated principal amount of securities that Morgan Stanley Smith Barney LLC sells. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 9.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Product supplement dated September 14, 2012	Prospectus dated January 11, 2012

Contingent Income Auto-Callable Securities due September 30, 2019

$• Based on the Performance of the Russell 2000® Index

Additional Information about UBS and the Securities

UBS AG (“UBS”) has filed a registration statement (including a prospectus as supplemented by a product supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this document relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 1-877-387-2275.

You may access these documents on the SEC website at www.sec.gov as follows:

Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

Index Supplement dated January 24, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512021889/d287369d424b2.htm

Product Supplement dated September 14, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000139340112000311/c323690_690772-424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “securities” refers to the Contingent Income Auto-Callable Securities that are offered hereby. Also, references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated January 11, 2012, references to the “index supplement” mean the UBS index supplement, dated January 24, 2012 and references to the “accompanying product supplement” mean the UBS product supplement “Contingent Income Auto-Callable Securities”, dated September 14, 2012.

You should rely only on the information incorporated by reference or provided in this document, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this document, the accompanying product supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the document.

UBS reserves the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any changes to the terms of the securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

September 2012	2

Contingent Income Auto-Callable Securities due September 30, 2019

$• Based on the Performance of the Russell 2000® Index

Investment Summary

The Contingent Income Auto-Callable Securities due September 30, 2019 Based on the Performance of the Russell 2000® Index, which we refer to as the securities, provide an opportunity for investors to earn a quarterly contingent payment, which is an amount equal to $17.50 to $20.00 (7.00% to 8.00% per annum of the stated principal amount) per security, with respect to each determination date on which the index closing value or the final index value, is greater than or equal to 65% of the initial index value, which we refer to as the downside threshold level. The actual contingent payments will be determined on the pricing date. The contingent payment, if any, will be payable quarterly on the relevant contingent payment date, which is the third business day after the related determination date. It is possible that the index closing value could remain below the downside threshold level for extended periods of time or even throughout the term of the securities so that you may receive little or no contingent payments.

If the index closing value is greater than or equal to the initial index value on any redemption determination date, the securities will be automatically redeemed for an early redemption amount for a cash payment per security equal to the stated principal amount plus the contingent payment with respect to the related determination date. If the securities have not previously been redeemed and the final index value is greater than or equal to the downside threshold level, the payment at maturity will also be the sum of the stated principal amount and the contingent payment with respect to the final determination date. However, if the securities have not previously been redeemed and the final index value is less than the downside threshold level, investors will be exposed to the full decline in the index closing value, as compared to the initial index value, on a 1 to 1 basis and at maturity will receive a cash payment per security that is less than the stated principal amount of the securities and could be zero. Investors in the securities must be willing to accept the risk of losing their entire principal and also the risk of not receiving any contingent payment. In addition, investors will not participate in any appreciation of the underlying index.

September 2012	3

Contingent Income Auto-Callable Securities due September 30, 2019

$• Based on the Performance of the Russell 2000® Index

Key Investment Rationale

The securities offer investors an opportunity to earn a quarterly contingent payment equal to 7.00% to 8.00% per annum of the stated principal amount per security, with respect to each determination date on which the index closing value or the final index value is greater than or equal to 65% of the initial index value, which we refer to as the downside threshold level. The actual contingent payments will be determined on the pricing date. The securities may be redeemed prior to maturity for a cash payment per security equal to the stated principal amount per security plus the contingent payment, and the payment at maturity will vary depending on the final index value, as follows:

Scenario 1

On any redemption determination date, the index closing value is greater than or equal to the initial index value.

▪     The securities will be automatically redeemed for a cash payment per security equal to (i) the stated principal amount plus (ii) the contingent payment with respect to the related determination date.

▪     Investors will not participate in any appreciation of the underlying index from the initial index value.

Scenario 2

The securities are not automatically redeemed prior to maturity and the final index value is greater than or equal to the downside threshold level.

▪     The payment due at maturity will be a cash payment per security equal to (i) the stated principal amount plus (ii) the contingent payment with respect to the final determination date.

▪     Investors will not participate in any appreciation of the underlying index from the initial index value.

Scenario 3

The securities are not automatically redeemed prior to maturity and the final index value is less than the downside threshold level.

▪     The payment due at maturity will be a cash payment less than the principal amount, resulting in a loss on your initial investment that is equal to the stated principal amount plus (i) the stated principal amount multiplied by (ii) the index performance factor.

▪     Investors will lose some and may lose all of their principal in this scenario.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF THE STATED PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF UBS. IF UBS WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

September 2012	4

Contingent Income Auto-Callable Securities due September 30, 2019

$• Based on the Performance of the Russell 2000® Index

Investor Suitability

The securities may be suitable for you if:

▪	You fully understand the risks inherent in an investment in the securities, including the risk of loss of your entire initial investment.

▪	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as the underlying index or its constituents.

▪	You believe the index closing value will be equal to or greater than the downside threshold level on the specified determination dates (including the final determination date).

▪	You understand and accept that you will not participate in any appreciation in the underlying index and that your potential return is limited to the quarterly contingent payments specified in the pricing supplement.

▪	You can tolerate fluctuations in the price of the securities prior to maturity that may be similar to or exceed the downside fluctuations of the underlying index.

▪	You would be willing to invest in the securities if the contingent payments were set equal to the bottom of the range, as specified on the cover hereof (the actual contingent payments will be determined on the pricing date and will be specified in the pricing supplement).

▪	You are willing to forgo dividends paid on the stocks included in the underlying index.

▪	You are willing to invest in securities that may be redeemed early and you are otherwise willing to hold such securities to maturity, a term of approximately 7 years, and accept that there may be little or no secondary market for the securities.

▪	You are willing to assume the credit risk of UBS for all payments under the securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The securities may not be suitable for you if:

▪	You do not fully understand the risks inherent in an investment in the securities, including the risk of loss of your entire initial investment.

▪	You require an investment designed to provide a full return of principal at maturity.

▪	You cannot tolerate a loss of all or a substantial portion of your investment, and you are not willing to make an investment that may have the same downside market risk as the underlying index or its constituents.

▪	You believe that the index closing value will decline during the term of the securities and is likely to close below the downside threshold level on the determination dates (including the final determination date).

▪	You seek an investment that participates in the full appreciation in the underlying index or that has unlimited return potential.

▪	You cannot tolerate fluctuations in the price of the securities prior to maturity that may be similar to or exceed the downside fluctuations of the underlying index.

▪	You would be unwilling to invest in the securities if the contingent payments were set equal to the bottom of the range, as specified on the cover hereof (the actual contingent payments will be determined on the pricing date and will be specified in the pricing supplement).

▪	You prefer to receive the dividends paid on the stocks included in the underlying index.

▪	You are unable or unwilling to hold securities that may be redeemed early, or you are otherwise unable or unwilling to hold such securities to maturity, a term of approximately 7 years, or you seek an investment for which there will be an active secondary market for the securities.

▪	You are not willing to assume the credit risk of UBS for all payments under the securities, including any repayment of principal.

September 2012	5

Contingent Income Auto-Callable Securities due September 30, 2019

$• Based on the Performance of the Russell 2000® Index

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on (1) the index closing value and (2) the final index value.

Diagram #1: First Six Redemption Determination Dates

Diagram #2: Payment at Maturity if No Automatic Early Redemption Occurs

For more information about the payout upon an early redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” starting on page 7.

September 2012	6

Contingent Income Auto-Callable Securities due September 30, 2019

$• Based on the Performance of the Russell 2000® Index

Hypothetical Examples

The below examples are based on the following terms:

Hypothetical Initial Index Value:	800
Hypothetical Downside Threshold Level:	520, which is 65% of the initial index value

Hypothetical Quarterly Contingent Payment:	$17.50 (7.00% per annum of the stated principal amount) per security*
Stated Principal Amount:	$1000.00 per security

* If the actual quarterly contingent payment as determined on the pricing date is less than $17.50, the payment on your securities may be lower than those shown below.

In Example 1 and 2, the index closing value is greater than or equal to the initial index value on one of the annual redemption determination dates. Because the index closing value is greater than the initial index value on such a date, the securities are automatically redeemed on the related early redemption date. In Examples 3 and 4, the index closing value is less than the initial index value on all of the redemption determination dates, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

▪	Example 1 - The securities are automatically redeemed following the first redemption determination date as the index closing value on the first redemption determination date is above the initial index value. The index closing value is at or above the downside threshold level on 2 of the 3 determination dates prior to (and excluding) the determination date immediately preceding the early redemption. Therefore, you would receive (i) the contingent quarterly payments with respect to those 2 determination dates, totaling $17.50 x 2 = $35.00 and (ii) the early redemption payment, calculated as $1000.00 + $17.50 = $1017.50.

Total payment over the term of the securities = $1017.50 + $35.00 = $1052.50

In this example, the early redemption feature limits the term of your investment to approximately 12 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving quarterly contingent payments. Your total return per security in this example is $1052.50 (a 5.25% return on the securities).

▪	Example 2 - The securities are automatically redeemed following the second redemption determination date. The index closing value is at or above the downside threshold level on 5 of the 7 determination dates prior to (and excluding) the determination date immediately preceding the early redemption. Therefore, you would receive (i) the contingent quarterly payments with respect to those 5 determination dates, totaling $17.50 × 5 = $87.50 and (ii) the early redemption payment calculated as $1000.00 + $17.50 = $1017.50.

Total payment over the term of the securities = $1017.50 + $87.50 = $1105.00

September 2012	7

Contingent Income Auto-Callable Securities due September 30, 2019

$• Based on the Performance of the Russell 2000® Index

In this example, the early redemption feature limits the term of your investment to approximately 24 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving quarterly contingent payments. Your total return per security in this example is $1105.00 (a 10.50% return on the securities).

▪	Example 3 - The securities are not redeemed prior to maturity, as the index closing value is less than the initial index value on all redemption determination dates. The index closing value is at or above the downside threshold level on 2 of the 27 determination dates but below the downside threshold level on all other determination dates prior to (and excluding) the final determination date and is at or above the downside threshold level on the final determination date. Therefore, you would receive (i) the contingent quarterly payments with respect to the determination date prior to (and excluding) the final determination date, totaling $17.50 × 2 = $35.00 and (ii) the payment at maturity calculated as $1000.00 + $17.50 = $1017.50

Total payment over the term of the securities = $1017.50 + $35.00 = $1052.50

In this example, the value of shares you receive at maturity is significantly less than the stated principal amount. Your total return per security in this example is $1052.50 (a 5.25% return on the securities).

▪	Example 4 – The securities are not redeemed prior to maturity, as the index closing value is less than the initial index value on all redemption determination dates. The index closing value is below the downside threshold level on all of the determination dates including the final determination date on which the index closing value is 400. Therefore, you would receive (i) no contingent quarterly payments and (ii) the payment at maturity calculated as follows:

$1000.00 + ($1000.00 × Index Performance Factor)

= $1000.00 + ($1000.00 ×	400-800 800)

=$500.00

In this example, since the final index value represents a 50.00% decline in the index performance factor, you receive less than the principal amount per security, equal to $500.00 (a 50.00% loss on the securities).

Investing in the securities involves significant risks. The securities differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. If the securities are not redeemed on any redemption determination date, you may lose some or all of your investment. Specifically, if the securities are not redeemed and the final index value is less than the downside threshold level, you will lose 1% (or a fraction thereof) of your principal amount for each 1% (or a fraction thereof) that the index performance factor is less than zero.

Any payment to be made on the securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the securities and you could lose your entire stated principal amount.

September 2012	8

Contingent Income Auto-Callable Securities due September 30, 2019

$• Based on the Performance of the Russell 2000® Index

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement. We urge to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

▪	The securities do not guarantee the return of any principal and your investment in the securities may result in a loss. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the payment of regular interest or the return of any of the principal amount at maturity. Instead, if the securities have not been automatically redeemed prior to maturity and if the final index value is less than the downside threshold level, you will be exposed to the full decline in the index closing value, as compared to the initial index value, on a 1 to 1 basis and you will receive for each security that you hold at maturity a cash payment equal to the stated principal amount plus the stated principal amount times the index performance factor. In this case, the payment at maturity will be less than 65% of the stated principal amount and could be zero.

▪	The contingent payment, if any, is based solely on the index closing value on the specified determination dates. Whether the contingent payment will be made with respect to a determination date will be based on the index closing value or the final index value. As a result, you will not know whether you will receive the contingent payment until the related determination date. Moreover, because the contingent payment is based solely on the index closing value on a specific determination date or the final index value, if that index closing value or final index value is less than the downside threshold level, you will not receive any contingent payment with respect to that determination date, even if the index closing value was higher on other days during the term of the securities.

▪	You will not receive any contingent payment for any quarterly period where the index closing value on the determination date is less than the downside threshold level. A contingent payment will be made with respect to a quarterly period only if the index closing value is greater than or equal to the downside threshold level. If the index closing value remains below the downside threshold level on each determination date over the term of the securities, you will not receive any contingent payment.

▪	Higher contingent payments are generally associated with a greater risk of loss. Greater expected volatility with respect to the underlying index reflects a higher expectation as of the pricing date that the value of such underlying index could close below its downside threshold level on the final determination date of the securities. This greater expected risk will generally be reflected in higher contingent payments for that security. However, while the contingent payments are set on the pricing date, a stock’s volatility can change significantly over the term of the securities. The index closing value of the underlying index for your securities could fall sharply, which could result in a significant loss of principal.

▪	The securities are subject to the credit risk of UBS AG, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. Investors are dependent on UBS AG’s ability to pay all amounts due on the securities, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to affect adversely the market value of the securities. If we were to default on our payment obligations, you may not receive any amounts owed to you under the securities and you could lose your entire investment.

▪	Market risk. The index closing value of the underlying index can rise or fall sharply due to factors specific to that underlying index or any of the stocks comprising the underlying index (“index constituent stocks”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the securities, should make your own investigation into the underlying index and any of the index constituent stocks included in the underlying index.

▪	Investors will not participate in any appreciation of the underlying index. Investors will not participate in any appreciation of the underlying index from the initial index value, and the return on the securities will be limited to the contingent payment that is paid with respect to each determination date on which the index closing value or the final index value is greater than or equal to the downside threshold level. It is possible that the index closing value could be below the downside threshold level on most or all of the determination dates so that you will receive little or no contingent payments. If you do not earn sufficient contingent payments over the term of the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.

▪	No assurance that the investment view implicit in the securities will be successful. It is impossible to predict whether the index closing value of the underlying index will rise or fall. The index closing value will be influenced by complex and interrelated political, economic, financial and other factors that affect the index constituent stocks. You should be willing to accept the downside risks of owning equities in general and the index constituent stocks in particular, and to assume the risk that, if the securities are not automatically redeemed, you may lose some or all of your initial investment.

▪	Early redemption risk. The term of your investment in the securities may be limited to as short as approximately one year by the automatic early redemption feature of the securities. If the securities are redeemed prior to maturity, you will receive no more quarterly contingent payments and may be forced to invest in a lower interest rate environment and may not be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk.

September 2012	9

Contingent Income Auto-Callable Securities due September 30, 2019

$• Based on the Performance of the Russell 2000® Index

▪	Economic interests of the calculation agent and other affiliates of the issuer may be different from those of investors. We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. The calculation agent will determine the initial index value and the final index value and whether the index closing value on any redemption determination date is greater than or equal to the initial index value or whether the index closing value on any determination date is below the downside threshold level. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, may affect the payout to you at maturity or whether the securities are redeemed early.

▪	The inclusion in the original issue price of commissions and estimated cost of hedging is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC is willing to purchase the securities in secondary market transactions will likely be lower than the original issue price, because the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the securities, as well as the estimated cost of hedging the issuer’s obligations under the securities. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC, as a result of dealer discounts, mark-ups or other transaction costs. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

▪	Market price of the securities is influenced by many unpredictable factors. Several factors will influence the value of the securities in the secondary market and the price at which UBS Securities LLC may be willing to purchase or sell the securities in the secondary market. Although we expect that generally the index closing value on any day will affect the value of the securities more than any other single factor, other factors that may influence the value of the securities include:

o	whether the index closing value has been below the downside threshold level on any determination date,

o	dividend rates on the index constituent stocks,

o	interest and yield rates in the market,

o	time remaining until the securities mature,

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the index constituent stocks or securities markets general and which may affect the index closing value,

o	the composition of the underlying index and changes in the index constituent stocks, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

The value of the underlying index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See "Historical Information" below. You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

▪	Owning the Securities is not the same as owning the index constituent stocks. Owning the securities is not the same as owning the index constituent stocks. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights that holders of the index constituent stocks would have.

▪	The underlying index reflects price return, not total return. The return on your securities is based on the performance of the underlying index, which reflects the changes in the market prices of the index constituent stocks. It is not, however, linked to a ‘‘total return’’ index or strategy, which, in addition to reflecting those price returns, would also reflect dividends paid on the index constituent stocks. The return on your securities will not include such a total return feature or dividend component.

▪	Changes affecting the underlying index. The policies of Frank Russell Company, sponsor of the underlying index (the ‘‘index sponsor’’), concerning additions, deletions and substitutions of the index constituent stocks and the manner in which the index sponsor takes account of certain changes affecting those index constituent stocks may adversely affect the level of the underlying index. The policies of the index sponsor with respect to the calculation of the underlying index could also adversely affect the level of the underlying index. The index sponsor may discontinue or suspend calculation or dissemination of the underlying index. Any such actions could have an adverse effect on the value of the securities.

▪	UBS cannot control actions by the index sponsor and the index sponsor has no obligation to consider your interests. UBS and its affiliates are not affiliated with the index sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying index. The index sponsor is not involved in the offering of the securities in any way and has no obligation to consider your interest as an owner of the securities in taking any actions that might affect the market value of your securities.

▪	There are small-capitalization stock risks associated with the underlying index. The securities are subject to risks associated with small-capitalization companies. The underlying index may invest in companies that may be considered small-capitalization companies, as applicable. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the respective fund’s share price may be more volatile than that of funds that invest a larger percentage of their assets in stocks issued

September 2012	10

Contingent Income Auto-Callable Securities due September 30, 2019

$• Based on the Performance of the Russell 2000® Index

by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, making it difficult for the relevant fund to buy and sell them. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often given less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

▪	We may engage in business with or involving the issuers of the index constituent stocks or trading activities related to the underlying index or any index constituent stocks without regard to your interests. We or our affiliates may presently or from time to time engage in business with the issuers of the index constituent stocks or trading activities related to the underlying index or any index constituent stocks without regard to your interests and thus may acquire non-public information about the underlying index or any index constituent stocks. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time

▪	Hedging and trading activities by the calculation agent and its affiliates could potentially affect the value of the securities. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities on or prior to the pricing date and prior to maturity could adversely affect the underlying index. These hedging or trading activities on or prior to the pricing date could potentially affect the initial index value and, as a result, the downside threshold level. Additionally, these hedging or trading activities during the term of the securities could potentially affect the index closing value on the redemption determination dates and determination dates and, accordingly, whether the securities are automatically called prior to maturity and, if the securities are not called prior to maturity, the payout to you at maturity. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the securities declines.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on a securities exchange. There may be little or no secondary market for the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. UBS Securities LLC may act as a market maker in the offering of the securities, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which UBS Securities LLC is willing to buy the securities. If at any time UBS Securities LLC or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the securities.

▪	Uncertain tax treatment — Significant aspects of the tax treatment of the securities are uncertain. You should consult your own tax advisor about your tax situation.

September 2012	11

Contingent Income Auto-Callable Securities due September 30, 2019

$• Based on the Performance of the Russell 2000® Index

Information about the Underlying Index

Russell 2000® Index

We have derived all information regarding the Russell 2000® Index (“the Russell 2000 Index”) contained in this free writing prospectus, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by the Frank Russell Company. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the Russell 2000 Index.

The Frank Russell Company has no obligation to continue to publish the Russell 2000 Index, and may discontinue publication of the Russell 2000 Index at any time.

The Frank Russell Company has no obligation to continue to publish the Russell 2000 Index, and may discontinue publication of the Russell 2000 Index at any time.

The Russell 2000 Index is published by the Frank Russell Company. As discussed more fully in the Index supplement under the heading “Underlying Indices and Underlying Index Publishers – Russell 2000 Index,” the Russell 2000 Index measures the composite price performance of the smallest 2000 companies included in the Russell 3000 Index. The Russell 3000 Index is composed of the 3,000 largest United States companies by market capitalization and represents approximately 98% of the market capitalization of the United States equity market. The Russell 2000 Index value is calculated by adding the market values of the index’s component stocks and then dividing the derived total market capitalization by the “adjusted” capitalization of the Russell 2000 Index on the base date of December 31, 1986.

Information from outside sources is not incorporated by reference in, and should not be considered part of, these Terms. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the Russell 2000 Index.

Information as of market close on September 14, 2012:

Bloomberg Ticker Symbol:	RTY	52 Week High (on September 14, 2012):	864.70

Current Index Value:	864.70	52 Week Low (on October 3, 2011):	609.49

52 Weeks Ago (on September 14, 2011):	704.12

All disclosures contained herein regarding the underlying index are derived from publicly available information. Neither UBS nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about the underlying index contained in this free writing prospectus. You should make your own investigation into the underlying index.

September 2012	12

Contingent Income Auto-Callable Securities due September 30, 2019

$• Based on the Performance of the Russell 2000® Index

Historical Information

The table below sets forth the published high and low index closing values, as well as end-of-quarter index closing value, of the underlying index for the period of January 2, 2009 through September 14, 2012. The index closing value of the underlying index on September 14, 2012 was 864.70. The associated graph shows the index closing values of the underlying index for each day from January 2, 2003 to September 14, 2012. The dotted line represents a hypothetical downside threshold level of 562.06, which is equal to 65% of the index closing value on September 14, 2012. The actual downside threshold level will be set on the pricing date. We obtained the information in the table below from Bloomberg Professional Service (“Bloomberg”), without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the underlying index should not be taken as an indication of its future performance, and no assurance can be given as to the index closing value of the underlying index at any time, including the redemption determination dates or determination dates.

Russell 2000® Index	High	Low	Period End
2009
First Quarter	514.71	343.26	422.75
Second Quarter	531.68	429.16	508.28
Third Quarter	620.69	479.27	604.28
Fourth Quarter	634.07	562.40	625.39
2010
First Quarter	690.30	586.49	678.64
Second Quarter	741.92	609.49	609.49
Third Quarter	677.64	590.03	676.14
Fourth Quarter	792.35	669.45	783.65
2011
First Quarter	843.55	773.18	843.55
Second Quarter	865.29	777.20	827.43
Third Quarter	858.11	643.42	644.16
Fourth Quarter	765.43	609.49	740.92
2012
First Quarter	846.13	747.28	830.30
Second Quarter	840.63	737.24	798.49
Third Quarter (through September 14, 2012)	864.70	767.75	864.70

September 2012	13

Contingent Income Auto-Callable Securities due September 30, 2019

$• Based on the Performance of the Russell 2000® Index

Russell 2000® Index – Daily Index Closing Values
January 2, 2003 to September 14, 2012

September 2012	14

Contingent Income Auto-Callable Securities due September 30, 2019

$• Based on the Performance of the Russell 2000® Index

This document relates only to the securities offered hereby and does not relate to the underlying index or other securities of the underlying index. We have derived all disclosures contained in this document regarding the underlying index from the publicly available documents described in the preceding paragraphs. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the underlying index. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the underlying index is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraphs) that would affect the underlying index (and therefore the index closing value at the time we price the securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the underlying index could affect the value received at maturity with respect to the securities and therefore the trading prices of the securities.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the underlying index.

September 2012	15

Contingent Income Auto-Callable Securities due September 30, 2019

$• Based on the Performance of the Russell 2000® Index

Additional Information about the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Record date:	The record date for each contingent payment date shall be the date one business day prior to such scheduled contingent payment date; provided, however, that any contingent payment payable at maturity or upon redemption shall be payable to the person to whom the payment at maturity or early redemption amount, as the case may be, shall be payable.
Trustee:	U.S. Bank Trust National Association
Calculation agent:	UBS Securities LLC
Tax considerations:

The United States federal income tax consequences of your investment in the securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-34 of the product supplement and to discuss the tax consequences of your particular situation with your tax advisor.

Pursuant to the terms of the securities, UBS and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize the securities as a pre-paid derivative contract with respect to the underlying index. If your securities are so treated, you should generally recognize capital gain or loss upon the sale, automatic call, redemption or maturity of your securities in an amount equal to the difference between the amount you receive at such time (other than amounts attributable to a contingent payment, which would be taxable as ordinary income as described below) and the amount you paid for your securities. Such gain or loss should generally be long-term capital gain or loss if you have held your securities for more than one year.

In addition, any contingent payment that is paid by UBS including on the maturity date or upon automatic call should be included in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.

Unless otherwise specified in this pricing supplement, in the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the securities, it is possible that your securities could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” beginning on page PS-36 of the product supplement including possible treatment as a “constructive ownership transaction” subject to the constructive ownership rules of Section 1260 of the Code, as described in such product supplement. The risk that the securities may be recharacterized for United States federal income tax purposes as instruments giving rise to current ordinary income (even before receipt of any cash) and short-term capital gain or loss (even if held for more than one year), is higher than with other equity-linked securities that do not guarantee full repayment of principal. In addition, while we do not intend to withhold on any contingent interest payments made to you if you provide us with a fully completed and validly executed IRS form W-8BEN or W-8ECI, it is possible that another withholding agent may withhold on such payment (generally at a 30% rate, subject to reduction under an applicable income tax treaty).

September 2012	16

Contingent Income Auto-Callable Securities due September 30, 2015

$• Based on the Performance of the Common Stock of Wells Fargo Company

Additional Provisions:

In 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the securities will ultimately be required to accrue income currently in excess of any receipt of contingent payments and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-34 of the product supplement unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Moreover, in 2007, legislation was introduced in Congress that, if enacted, would have required holders of securities purchased after the bill was enacted to accrue interest income over the term of the securities despite the fact that there will be no interest payments over the term of the securities. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your securities.

Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their ”net investment income,” which may include any gain realized with respect to the securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. Under recently enacted legislation, individuals that own “specified foreign financial assets” may be required to file information with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the securities.

Non-U.S. Holders. The U.S. federal income tax treatment of the contingent payments is unclear. We currently do not intend to withhold any tax on any contingent payment made to a Non-U.S. holder that provides us with a fully completed and validly executed applicable Internal Revenue Service (“IRS”) Form W-8. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty).

Section 871(m) of the Code requires withholding (up to 30%, depending on the applicable treaty) on certain financial instruments to the extent that the payments or deemed payments on the financial instruments are contingent upon or determined by reference to U.S. — source dividends. Under proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the securities, may be treated as dividend equivalents. If enacted in their current form, the regulations may impose a withholding tax on payments made on the securities on or after January 1, 2014 that are treated as dividend equivalents. In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld. Further, Non-U.S. Holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the securities in order to minimize or avoid U.S. withholding taxes.

September 2012	17

Contingent Income Auto-Callable Securities due September 30, 2019

$• Based on the Performance of the Russell 2000® Index

Additional Provisions:
Sections 1471 through 1474 of the Internal Revenue Code (which are commonly referred to as “FATCA”) generally impose a 30% withholding tax on certain payments, including “pass-thru” payments to certain persons if the payments are attributable to assets that give rise to U.S.-source income or gain. However, the IRS has issued proposed regulations extending the FATCA “grandfathering” date such that FATCA withholding tax would not apply to any payment made under obligations outstanding on January 1, 2013 (and not materially modified after December 31, 2012). If these proposed regulations are adopted in their current form and the securities are not materially modified, FATCA withholding generally should not be required on the securities. If, however, withholding is required as a result of future guidance, we (and any paying agent) will not be required to pay additional amounts with respect to the amounts so withheld.

Significant aspects of the application of FATCA are not currently clear and the above description is based on proposed regulations and interim guidance. Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions under the FATCA rules.

For a more complete discussion of the United States federal income tax consequences of your investment in the securities, including the consequences of a sale or exchange of the securities, please see the discussion under “Supplemental U.S. Tax Considerations” beginning on page PS-34 of the product supplement and consult your tax advisor.

Use of proceeds and hedging:

We will use the net proceeds we receive from the sale of the securities for the purposes we describe in the accompanying prospectus under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the securities as described below.

In connection with the sale of the securities, we or our affiliates may enter into hedging transactions involving the execution of long-term or short-term interest rate swaps, futures and option transactions or purchases and sales of securities before and after the pricing date of the securities. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into.

We or our affiliates may acquire a long or short position in securities similar to the securities from time to time and may, in our or their sole discretion, hold or resell those securities.

The hedging activity discussed above may adversely affect the market value of the securities from time to time and payment on the securities at maturity. See “Risk Factors” beginning on page 9 of this document for a discussion of these adverse effects.

Supplemental information regarding plan of distribution; conflicts of interest:	Pursuant to the terms of a distribution agreement, UBS has agreed to sell to UBS Securities LLC, and UBS Securities LLC has agreed to purchase from UBS, the stated principal amount of the securities specified on the front cover of this document. UBS Securities LLC, acting as agent for UBS, will receive a fee of $35.00 per $1000.00 stated principal amount of securities and will pay the entire fee to Morgan Stanley Smith Barney LLC as a fixed sales commission of $35.00 for each $1000.00 stated principal amount of securities that Morgan Stanley Smith Barney LLC sells.

We or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the securities. UBS Securities LLC and/or its affiliates may earn additional income as a result of payments pursuant to these swap or related hedge transactions.

UBS, UBS Securities LLC or any other affiliate of UBS may use this document, the accompanying product supplement, index supplement and the accompanying prospectus in a market-making transaction for any securities after their initial sale. In connection with the offering, UBS, UBS Securities LLC, any other affiliate of UBS or any other securities dealers may distribute this document, the accompanying product supplement, index supplement and the accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this document, the accompanying product supplement, index supplement and the accompanying prospectus are being used in a market-making transaction.

Conflicts of Interest —UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in the offerings within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the securities and, thus creates an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of Rule 5121.

September 2012	18

Contingent Income Auto-Callable Securities due September 30, 2019

$• Based on the Performance of the Russell 2000® Index

Additional Provisions:
Contact:	Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (914) 225-7000). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at 1-(800)-233-1087.